As filed with the Securities and Exchange Commission on April 10, 2003

Registration No. 33-57920

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 8

ON FORM S-3

TO

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

POTASH CORPORATION OF SASKATCHEWAN INC.
(Exact name of registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation or organization)	Not applicable (I.R.S. Employer Identification Number)

122 – 1st Avenue South Saskatoon, Saskatchewan, Canada S7K 7G3 306-933-8500 (Address and telephone number of the registrant’s principal executive offices)	PCS Administration (USA), Inc. 1101 Skokie Boulevard, Suite 400 Northbrook, Illinois 60062 847-849-4200 (Name, address and telephone number of agent for service)

The Commission is requested to send copies of all communications to:

John L.M. Hampton, Esq. Potash Corporation of Saskatchewan Inc. 122 – 1st Avenue South Saskatoon, Saskatchewan, Canada S7K 7G3	Craig B. Brod, Esq. Cleary, Gottlieb, Steen & Hamilton One Liberty Plaza New York, New York 10006

          Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, please check the following box.  ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box.  ☐

          Securities registered: Common shares authorized for sale under the Dividend Reinvestment Plan.

PROSPECTUS

Potash Corporation of Saskatchewan Inc.

Common Shares

Dividend Reinvestment Plan

        This prospectus relates to our offering to holders of our common shares of the right to participate in our Dividend Reinvestment Plan. The Dividend Reinvestment Plan allows our shareholders to reinvest cash dividends on common shares in newly issued common shares at market value, without brokerage commissions.

      Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      The date of this prospectus is April 10, 2003.

ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
POTASH CORPORATION OF SASKATCHEWAN INC.
THE PLAN
INCOME TAX CONSIDERATIONS
USE OF PROCEEDS
LEGAL MATTERS
EXPERTS
ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. FEDERAL SECURITIES LAWS
Opinion of Robertson Stromberg
Consent of Deloitte & Touche

About This Prospectus	2
Where You Can Find More Information	2
Incorporation of Certain Documents by Reference	2
Potash Corporation of Saskatchewan Inc.	3
The Plan	3
Income Tax Considerations	5
Use of Proceeds	6
Legal Matters	6
Experts	7
Enforcement of Civil Liabilities under U.S. Federal Securities Laws	7

      We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. The securities described in this prospectus will not be offered or sold to a resident of Canada in contravention of the securities laws of Canada or any province or territory thereof.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, relating to our offering of our common shares pursuant to our Dividend Reinvestment Plan.

      This prospectus provides you with a general description of our Dividend Reinvestment Plan, which allows our shareholders to reinvest cash dividends on common shares in newly issued common shares.

      You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of the relevant document.

      This prospectus does not include all of the information contained in the registration statement of which it is a part. We refer you to the registration statement and the related exhibits for a more complete understanding of our common shares and our Dividend Reinvestment Plan.

      As used in this prospectus, unless the context requires otherwise, “we,” “us” or “our” means Potash Corporation of Saskatchewan Inc. in its capacity as issuer of common shares.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports and other information with the Commission. You may read and copy any of the information on file with the Commission at the Commission’s Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. In addition, the Commission maintains an Internet site at http://www.sec.gov that contains reports, information statements and other information regarding issuers that file as we do electronically with the Commission.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Commission allows us to incorporate by reference information contained in documents filed with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. This prospectus incorporates by reference our Annual Report on Form 10-K for the year ended December 31, 2002, which we have previously filed with the Commission and which contains important information about us and our financial performance.

      In addition, until we terminate the offering of common shares pursuant to our Dividend Reinvestment Plan, we also incorporate by reference in this prospectus all documents that we file with the Commission in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The information contained in these future filings will automatically update and supersede the information contained in this prospectus or incorporated by reference to any previously filed document.

      You may request copies of the documents incorporated by reference in this prospectus, at no cost, by writing or telephoning us at Potash Corporation of Saskatchewan Inc., Corporate Secretary, Suite 500, 122 – 1st Avenue South, Saskatoon, Saskatchewan, Canada S7K 7G3, telephone: (306) 933-8500. Our Internet address is www.potashcorp.com. We are not incorporating the contents of our website into this prospectus.

POTASH CORPORATION OF SASKATCHEWAN INC.

      We are one of the world’s largest integrated fertilizer and related industrial and feed products companies. We are organized under the laws of Canada and our principal executive offices are located at 122 – 1st Avenue South, Suite 500, Saskatoon, Saskatchewan, Canada S7K 7G3, telephone: (306) 933-8500.

THE PLAN

      Our Dividend Reinvestment Plan, or the Plan, allows our shareholders to reinvest cash dividends on our common shares and obtain newly issued shares directly from us at the market value per share, which is defined below under “Number of Shares.”

Participation

      You may become a participant in the Plan if you are a shareholder registered in our records. If you are a beneficial owner of our shares and those shares are not registered in your own name, you may become a participant by having the shares transferred into your name or you may arrange for the record holder to participate in the Plan on your behalf.

      As a participant, you may reinvest cash dividends paid on all or a portion of your shares, less any applicable withholding tax, in newly issued shares. Participation commences on the dividend record date following receipt by CIBC Mellon Trust Company, our agent, of a duly completed form relating to participation. Participation in the Plan will continue unless and until participation is terminated pursuant to the Plan.

      If you have any questions about the Plan, please contact CIBC Mellon Trust Company at 199 Bay Street, Commerce Court West, Securities Level, Toronto, Ontario, Canada M5L 1G9, telephone: (800) 387-0825, email: inquire@cibcmellon.com.

Number of Shares

      The number of shares to which a participant is entitled, in connection with a cash dividend on shares subject to the Plan, is determined by dividing the aggregate cash dividend on such shares, less any applicable withholding tax, by the market value per share. Market value per share is the average of the per share closing sales prices for board lots of shares on the Toronto Stock Exchange and for round lots of shares reported in the New York Stock Exchange — Consolidated Trading for the five trading days immediately prior to the dividend payment date. For a participant whose registered address is in Canada, market value per share is expressed in Canadian dollars; for other participants, market value per share is expressed in United States dollars. For purposes of these calculations, currency conversions are made at the Bank of Canada noon rates of exchange on the relevant trading days.

      The agent will credit the account of each participant, as of each dividend payment date, with the number of newly issued shares, including, if applicable, a fraction of a share calculated to three decimal places, to which the participant becomes entitled.

      Shares, including fractions of shares, acquired under the Plan are, in turn, subject to the Plan, until participation is terminated pursuant to the Plan.

Statements of Account

      The agent will maintain an account for each participant relating to the participant’s shares subject to the Plan and will mail a statement of account to each participant after each dividend payment. This statement will set forth the cash dividends paid on the shares subject to the Plan, the withholding taxes if applicable, the number of newly issued shares, including fractions, resulting from reinvestment of the net dividends, the purchase price per share and the total number of shares, including fractions, subject to the Plan, credited to the account of the participant.

Certificates for Shares

      As a participant, you may obtain a certificate for any number of whole shares subject to the Plan credited to your account (not represented by an outstanding certificate) by written request to the agent.

Voting of Shares

      As a participant, you may direct the voting of whole shares held for you in connection with any meeting of our shareholders. A fractional share does not carry the right to vote.

Sale or Other Transfer of Shares

      To sell or otherwise transfer shares credited to a participant’s account, the participant must obtain a certificate representing such shares. A certificate may only be issued for a whole number of shares. We will not recognize a pledge of, or other encumbrance against, the shares credited to an account under the Plan for which a certificate has not been issued. If a participant transfers a portion of shares registered in the participant’s name in connection with a sale or otherwise, the transfer will be deemed, in the absence of written instructions to the contrary, to have been made first out of the shares, if any, that are not subject to the Plan.

Termination of Participation

      As a participant, you may, at any time by written notice to the agent, terminate participation as to all or a portion of your shares subject to the Plan. Subsequent dividends on the shares being withdrawn will be paid in cash and not reinvested in shares. Participation in the Plan will terminate automatically upon receipt by the agent of written notice of the death of a participant.

      When participation terminates, a certificate for the appropriate number of whole shares will be issued and mailed to the terminated participant with a check for the market value of any fraction of a share, calculated by us or the agent pursuant to any reasonable method. In general, the termination will be effective when a notice of termination is received by the agent. However, if the notice of termination is received after a dividend record date but on or before the related dividend payment date, the termination will be effective on the business day immediately following the dividend payment date.

Administration and Costs

      The agent will administer the Plan and we will bear all costs of administration.

Responsibility of Us and the Agent

      We and the agent will not be liable under the Plan for any act or omission made in good faith.

Amendment, Suspension or Termination of the Plan

      We have the right to amend, suspend or terminate the Plan at any time. However, any of these actions will not have any retroactive effect in connection with cash dividends previously reinvested. Written notice of any action by us affecting the Plan will be sent to each participant. If the Plan is terminated, a certificate for the appropriate number of whole shares will be issued and mailed to each participant with a check for the proceeds of sale of any fraction of a share in the manner we have described above under “Termination of Participation.”

INCOME TAX CONSIDERATIONS

      The following summary is of a general nature and is not intended to be, nor should it be construed to be, legal or tax advice to any participant in the Plan. This discussion does not purport to deal with all aspects of Canadian and U.S. federal income taxation that may be relevant to participants in the Plan and does not take into account Canadian provincial or territorial tax laws, U.S. state or local tax laws, or tax laws of jurisdictions outside of Canada and the United States. The following is based upon the tax laws of Canada and the United States as in effect on the date of this prospectus, which are subject to change. Participants should consult their own tax advisers with respect to their particular circumstances.

Canadian Taxes for Non-Residents of Canada

      The following is a general summary of the principal Canadian federal income tax considerations generally applicable to participants who reinvest dividends in additional shares under the Plan. This summary is based on the current provisions of and regulations under the Income Tax Act (Canada), or the Tax Act, and all specific proposals to amend the Tax Act and the regulations under it publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this prospectus and the current administrative practices published in writing by the Canada Customs and Revenue Agency. This summary does not take into account or anticipate any other changes in law and does not take into account Canadian provincial or territorial income tax laws or those of any country other than Canada.

      This portion of the summary is applicable only to participants who, for purposes of the Tax Act and at all relevant times, are not resident or deemed to be resident in Canada, do not use or hold and are not deemed to use or hold their shares in carrying on business in Canada, deal with us at arm’s length, hold their shares as capital property, are not subject to “mark-to-market” rules relating to securities held by certain “financial institutions” as defined for the purposes of those rules and whose shares are not “designated insurance property” as defined in the Tax Act.

      Dividends paid or credited, or deemed to be paid or credited, on shares to a non-resident of Canada (whether such shares are held of record by the non-resident or of record by the agent for the account of the non-resident pursuant to the Plan) are generally subject to Canadian withholding tax whether or not such dividends are reinvested under the terms of the Plan. Under the Tax Act, the rate of withholding tax is 25% of the gross amount of such dividends, which rate is subject to reduction under the provisions of an applicable tax treaty. Under the terms of the Canada-United States Income Tax Convention (1980), or the Convention, the rate of non-resident withholding tax will not exceed 15% in the case of dividends paid or credited to a resident of the United States, within the meaning of the Convention, who is the beneficial owner of such dividends, and may in some cases contemplated by the Convention be reduced or eliminated.

      Gains realized on the disposition or deemed disposition (including on the death of a participant) of shares by a non-resident of Canada will not generally be subject to tax under the Tax Act unless such shares are or are deemed to be taxable Canadian property within the meaning of the Tax Act and the non-resident is not entitled to relief under an applicable tax treaty. Provided the shares are listed on a prescribed stock exchange, the shares will generally not be taxable Canadian property of the holder unless, at any time during the five year period immediately preceding a disposition, the holder, persons with whom the holder did not deal at arm’s length or the holder and persons with whom the holder did not deal at arm’s length, owned or had an interest in or option to acquire 25% or more of the issued shares of any class or series of shares.

U.S. Federal Income Tax Considerations

      The following summarizes the principal U.S. federal income tax consequences of participation in the Plan by a participant that is a U.S. holder. A U.S. holder is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income tax on a net income basis in respect of our shares. This summary does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to participate in the Plan. In particular, this summary deals only with U.S. holders that are beneficial owners of shares held as a capital asset and does not address the tax treatment of a beneficial owner that owns 10% or more of our voting stock or that may be subject to special tax rules, such as banks, dealers in securities or currencies, traders in securities electing to mark to market, tax-exempt entities, insurance companies, persons that will hold the shares as a position in a “straddle” or “conversion transaction” and persons that have a “functional currency” other than the U.S. dollar. Prospective participants should consult their own tax advisers regarding the tax consequences of participation in the Plan, including, in particular, the effect of any foreign, state or local tax laws.

      Even though a U.S. holder who has reinvested dividends will not receive any actual cash distribution of dividends, the holder will nevertheless be taxed as though the holder had received a cash dividend from us on each dividend payment date. Accordingly, an amount equal to the sum of the fair market value on the dividend payment date of the shares purchased with reinvested dividends plus the amount of any Canadian taxes withheld from such dividends generally will be includible in the gross income of a U.S. holder to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. This income will be foreign source dividend income and will not be eligible for the dividends-received deduction allowed to U.S. corporations with respect to stock of other U.S. corporations. Canadian withholding tax at the legally applicable rate will be treated as foreign income tax which U.S. holders may elect to deduct in computing their taxable income or, subject to the limitations on foreign tax credits generally, credit against their U.S. federal income tax liability. Dividends on the shares generally will constitute “passive income” or, in the case of certain U.S. holders, “financial services income” for U.S. foreign tax credit purposes. Foreign tax credits will not be allowed for withholding taxes imposed in respect of certain short-term or hedged positions in securities or in respect of arrangements in which a U.S. holder’s expected economic profit, after non-U.S. taxes, is insubstantial. U.S. holders should consult their own advisers concerning the implications of these rules in light of their particular circumstances.

      A U.S. holder’s tax basis per share for shares purchased with reinvested dividends will be equal to the fair market value per share on the dividend payment date. A U.S. holder’s holding period for shares purchased with reinvested dividends will begin on the day following the dividend payment date.

      A U.S. holder will not realize any taxable income upon the receipt of certificates for whole shares that were credited to the holder’s account, either upon the holder’s request for certificates representing certain of those shares or upon termination of the holder’s participation in the Plan or termination of the Plan. A U.S. holder will generally realize a gain or loss on the sale, exchange or other disposition of shares, and may realize gain or loss on a cash payment received in lieu of a fraction of a share. The amount of such gain or loss will be the difference between the holder’s tax basis in the shares or fraction of a share and the amount realized on the disposition. Any such gain or loss will generally be capital gain or loss, and such capital gain or loss will be long-term capital gain or loss if the shares were held for more than one year.

USE OF PROCEEDS

      The net proceeds from issuance of shares offered hereby will be added to our general funds and made available for general corporate purposes. We are unable to estimate the aggregate amount of net proceeds from shares that may be purchased under the Plan.

LEGAL MATTERS

      Certain matters involving the laws of Canada will be passed upon for us by Robertson Stromberg, our Canadian counsel. E. Robert Stromberg, Q.C., who is affiliated with Robertson Stromberg, is one of our directors.

EXPERTS

      Our financial statements as of December 31, 2001 and 2002, and for each of the three years in the period ended December 31, 2002, incorporated by reference in this prospectus and in the registration statement of which this prospectus is a part, have been audited by Deloitte & Touche LLP, independent chartered accountants, as stated in their report incorporated by reference herein and therein, and are so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

UNDER U.S. FEDERAL SECURITIES LAWS

      We are a corporation organized under the laws of Canada. Certain of our directors and executive officers are residents of Canada, and certain of the experts named in this prospectus are residents of Canada. Substantial portions of our assets and of our subsidiaries and such individuals and experts are located outside of the United States. As a result, it may be difficult or impossible to effect service of process within the United States upon such persons within the United States in connection with matters arising under the U.S. federal securities laws or to enforce against them in U.S. courts judgments of U.S. courts predicated upon the civil liability provisions of the U.S. federal securities laws. There is some doubt as to the enforceability in Canada in original actions, or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated upon the U.S. federal securities laws. In addition, awards for punitive damages in actions brought in the United States or elsewhere may be unenforceable in Canada.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

     Incremental expenses associated with this post-effective amendment are related primarily to printing and distribution of the prospectus and are estimated to be approximately U.S. $5,000.

Item 15.     Indemnification of Directors and Officers

     The Canada Business Corporations Act provides generally that a corporation may indemnify a director or officer against all costs, charges and expenses of any civil, criminal, administrative, investigative or other action or proceeding to which he or she is made a party by reason of being a director or officer, where the director or officer: (a) acted honestly and in good faith with a view to the best interests of the corporation and (b) in the case of a criminal or administrative action enforced by monetary penalty, the director or officer had reasonable grounds for believing that the conduct was lawful. Where an officer or director has met the conditions set out under (a) and (b) above and was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done in such a proceeding, such officer or director is entitled to indemnification from the corporation for such costs, charges and expenses which were reasonably incurred.

     Section 11(4) of our bylaws provides that we shall indemnify directors and officers to the extent permitted by law.

     We have entered into agreements with our directors and officers to indemnify them, to the extent permitted by law and subject to certain limitations, against all costs reasonably incurred by any such director or officer in an action or proceeding to which the director or officer was made a party by reason of the director or officer being an officer and/or director of (a) us or (b) if at our request, of an organization of which we are a shareholder or creditor.

     We maintain insurance policies relating to certain liabilities that our directors and officers may incur in such capacity.

Item 16.     Exhibits

Exhibit
Number

5	Opinion of Robertson Stromberg with respect to the legality of the securities being issued.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Robertson Stromberg (included in Exhibit 5).

24	Power of Attorney, included in signature pages hereto.

Item 17.     Undertakings

The registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, or the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement, unless, in the case of paragraphs (1)(i) and (1)(ii), the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, and incorporated herein by reference.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has caused this post-effective amendment to be signed by or on behalf of the undersigned, thereunto duly authorized, in the City of Saskatoon, Province of Saskatchewan, Canada, on this 10th day of April, 2003.

POTASH CORPORATION OF SASKATCHEWAN, INC.

By:	/s/ William J. Doyle
William J. Doyle Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints William J. Doyle, Wayne R. Brownlee and John L.M. Hampton his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Donald E. Phillips Donald E. Phillips	Chairman of the Board	April 10, 2003

/s/ William J. Doyle William J. Doyle	President, Chief Executive Officer, and Director	April 10, 2003

/s/ Wayne R. Brownlee Wayne R. Brownlee	Senior Vice President, Treasurer and Chief Financial Officer	April 10, 2003

/s/ Frederick J. Blesi Frederick J. Blesi	Director	April 10, 2003

/s/ Douglas J. Bourne Douglas J. Bourne	Director	April 10, 2003

Name	Title	Date

/s/ Wade Fetzer III Wade Fetzer III	Director	April 10, 2003

/s/ Dallas J. Howe Dallas J. Howe	Director	April 10, 2003

/s/ Jeffrey J. McCaig Jeffrey J. McCaig	Director	April 10, 2003

/s/ Mary Mogford Mary Mogford	Director	April 10, 2003

/s/ Paul J. Schoenhals Paul J. Schoenhals	Director	April 10, 2003

/s/ E. Robert Stromberg E. Robert Stromberg, Q.C.	Director	April 10, 2003

/s/ Jack G. Vicq Jack G. Vicq	Director	April 10, 2003

/s/ Thomas J. Wright Thomas J. Wright	Director	April 10, 2003

Authorized Representative in the
United States:

PCS ADMINISTRATION (USA) INC.

By:	/s/ Barbara Jane Irwin
Barbara Jane Irwin Senior Vice President, Administration

Date:	April 10, 2003

EXHIBIT INDEX

Exhibit Number	Description

5	Opinion of Robertson Stromberg with respect to the legality of the securities being issued.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Robertson Stromberg (included in Exhibit 5).

24	Power of Attorney, included in signature pages hereto.